Exhibit 99.1

401 N Cattlemen Rd., Suite 200, Sarasota, FL

May 9, 2024

The Honorable Ashley Moody
Attorney General
State of Florida
PL-01, The Capitol
Tallahassee, FL 32399-1050
Via Electronic Mail

Dear Attorney General Moody,

I write regarding the apparent manipulation of the stock of Trump Media & Technology Group Corp. (“TMTG”), which trades on the Nasdaq Stock Exchange under the ticker “DJT.”

TMTG is headquartered in Sarasota, Florida. Its stock has appeared continuously since April 2, 2024, on the Nasdaq Reg SHO Threshold List, which results from persistent failures to deliver (FTDs) and can indicate the illegal “naked” short selling of a security. In fact, recently-published Securities and Exchange Commission (SEC) data indicate that FTDs exceeded 1.1 million DJT shares on April 9, 2024.1

Furthermore, data made available to us indicate that just four market participants have been responsible for over 60% of the extraordinary volume of DJT shares traded: Citadel Securities, VIRTU Americas, G1 Execution Services, and Jane Street Capital.

While DJT has consistently been among the most expensive stocks to borrow legally, TMTG assesses that some sellers have been paying a drastically reduced rate to obtain so-called “locates” for seemingly illegitimate “naked” short sales. The anomalies surrounding the trading of DJT suggest the possibility of unlawful collusion among multiple market counterparties including, without limitation: prime brokers, clearing brokers, executing brokers, options market makers, hedge funds, custodian banks, and other fiduciaries. Such collusion would violate not only federal law, but also Florida law.

As such, I respectfully request that you take any actions necessary to determine the nature and extent of any illicit activities—and particularly whether the trading in DJT has complied with the Florida RICO Act, for which the predicate crimes include a violation of Chapter 517 relating to sale of securities and investor protection.

To assist in determining whether intra-day short sales of DJT are being improperly approved, I would encourage you to seek documents and testimony from firms that facilitate short sales, including the following:

1 https://www.sec.gov/data/foiadocsfailsdatahtm

•	Apex Clearing
•	Clear Street
•	Cobra Trading
•	Cowen and Company
•	Curvature Securities
•	StoneX Securities
•	TradePro
•	Velocity Clearing

In order for free markets to function as intended, Main Street investors and entrepreneurs must have confidence that they are playing on a level playing field when transacting with sophisticated, well-connected insiders. We believe market manipulation is modern-day racketeering, and market participants who facilitate trades based on false volume and/or false prices have engaged in fraudulent transactions. See Fla. Stat. Sec. 517.301. Such transactions risk harm not only to TMTG and its shareholders, but also to a wide array of Florida’s honest market participants—including businesses, small retail investors and pension funds.

I stand ready to assist your efforts in any way possible. For your reference, I have attached previous letters I sent to Members of Congress and to Nasdaq Chair and Chief Executive Officer Adena T. Friedman pertaining to these issues.

Sincerely,

Devin Nunes
CEO, Trump Media & Technology Group Corp.